Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Sr. Vice President and  Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING, INC.
ANNOUNCES COMPLETION OF REINCORPORATION
AND NAME CHANGE TO SMF ENERGY CORPORATION

Ft. Lauderdale, FL, February 14, 2007 - STREICHER MOBILE FUELING, INC. (“Streicher”) (NASDAQ: FUEL), today announced that it has completed its reincorporation in the state of Delaware by merging with and into its wholly-owned Delaware subsidiary. As a result of the reincorporation, Streicher has changed its name to SMF ENERGY CORPORATION (“SMF”). The NASDAQ ticker symbol, FUEL, will not change.

The Board of Directors and the officers of Streicher will continue as the Board of Directors and officers of SMF. Pursuant to the merger, each outstanding share of Streicher’s common stock was automatically converted into one share of SMF common stock. Streicher shareholders will not need to exchange their existing stock certificates for stock certificates of SMF.

Richard Gathright, Chairman, Chief Executive Officer and President, commented, “We believe that operating in the new name of SMF Energy Corporation will have important long term benefits for our business. While identifying with our past, the new name reflects our future and the continuing growth and development of our Company into a diversified energy service provider and product distributor.”

Gathright continued, “We are also pleased to have completed our reincorporation as a Delaware corporation. We believe that the Company and its shareholders will benefit from the flexible corporate and legal environment provided by Delaware law.”

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company under its new name or the effect of becoming a Delaware corporation are “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended September 30, 2006, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.